UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2009

ALPHA INNOTECH CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-14257	58-1729436
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Merced Street, San Leandro, California	94577
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 483-9620

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2009, the Board of Directors of Alpha Innotech Corp. (the “Company”) approved the entry into a change of control and severance agreement with its officers, including the following “named executive officers,” as such term is defined by Regulation SK Item 402(a)(3), 17 C.F.R. §229.10, et. seq., Michael P. Henighan, the Company’s Chief Financial Officer, Jeffrey Whitmore, Vice President of Global Sales, and Siavash Ghazvini, Vice President Marketing and Business Development (collectively, the “Officer Agreements”). The following is a summary of the terms of the Officer Agreements.

The Officer Agreements provide the officers of the Company serving at the vice president level and higher with certain severance and change in control benefits. If the Company terminates a party to an Officer Agreement without Cause or if a party to an Officer Agreement resigns with Good Reason within 90 days prior to or 12 months following a Change of Control, as those terms are defined in the Officer Agreements, then the officer will be entitled to: (i) a lump sum payment equal to six months of his or her base salary and 100% of his or her target annual bonus then in effect, (ii) vesting acceleration as to 100% of each of his outstanding stock option or restricted stock award, and (iii) payments of premiums for continued health insurance coverage under COBRA for up to six months, all of which are subject to such officer’s execution of a binding release of claims.

The foregoing descriptions are qualified in their entirety by reference to a form of the Officer Agreement, filed as Exhibit 10.20 hereto.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.20	Form of Severance and Change of Control Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHA INNOTECH CORP.

Date: August 12, 2009	By:	/s/ Michael P. Henighan
Michael P. Henighan
Chief Financial Officer

EXHIBIT INDEX

10.20	Form of Severance and Change of Control Agreement